Exhibit 99.1

Lipocine Announces Settlement With Clarus Therapeutics

SALT LAKE CITY, July 14, 2021 — Lipocine Inc. (NASDAQ: LPCN), a clinical-stage biopharmaceutical company focused on metabolic and endocrine disorders, today announced that it has entered into a global settlement and license agreement with Clarus Therapeutics Inc. (“Clarus”) to resolve all outstanding claims in the on-going intellectual property litigation between the two companies as well as the on-going interference proceeding between the two companies.

Under the terms of the settlement announced today, Lipocine and Clarus have agreed to dismiss the Lipocine Inc. v Clarus Therapeutics, Inc., No 19-cv-622 (WCB) litigation presently pending in the U.S. District Court for the District of Delaware. Additionally, both parties have reached an agreement on the interference proceedings captioned Clarus Therapeutics, Inc. v. Lipocine Inc., Interference No. 106,128 presently pending in the U.S. Patent and Trademark. The terms of the settlement remain confidential.

About Lipocine Inc.

Lipocine Inc. is a clinical-stage biopharmaceutical company focused on metabolic and endocrine disorders using its proprietary drug delivery technologies. Lipocine’s clinical development pipeline includes: TLANDO, LPCN 1144, TLANDO XR, LPCN 1148, LPCN 1154, and LPCN 1107. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate, has received tentative approval from the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. LPCN 1144, an oral prodrug of bioidentical testosterone, recently completed a proof-of-concept clinical study demonstrating the potential utility in the treatment of non-cirrhotic NASH. LPCN 1144 is currently being studied in a Phase 2 clinical study. TLANDO XR, a novel oral prodrug of testosterone, originated and is being developed by Lipocine as a next-generation oral testosterone product with potential for once-daily dosing. In a phase 2 clinical evaluation when administered as once daily or twice daily TLANDO XR met the typical primary and secondary end points. LPCN 1148 is an oral prodrug of bioidentical testosterone targeted for the treatment of cirrhosis. LPCN 1107 is potentially the first oral hydroxyprogesterone caproate product candidate indicated for the prevention of recurrent preterm birth and has been granted orphan drug designation by the FDA. LPCN 1154 is an oral neuro-steroid targeted for the treatment of post-partum depression. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding the timing and results of ongoing litigation and our responses thereto and our ability to maintain and utilize our intellectual property. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, risks related to ongoing litigation relating to our intellectual property and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACT:
Morgan Brown
Executive Vice President & Chief Financial Officer
Phone: (801) 994-7383
mb@lipocine.com
Investors:
Hans Vitzthum
Phone: (617) 535-7743
hans@lifesciadvisors.com